Exhibit 99.1

B2Digital Sees Record Ticket Sales as B2FS 133 Thrills Sold-Out Birmingham Crowd

TAMPA, FL, August 31, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that B2FS 133 was a blockbuster success this weekend in Alabama as the Company saw record ticket sales in front of a raucous sold-out crowd at Bill Harris Arena in Birmingham.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “B2FS made a statement this weekend by upsizing to a full arena in Birmingham. The event sold out, and more seats had to be released before the action got started due to an overflow in demand. Then the fighting started, a star was born, and a new pro champ was crowned. Brigid Chase became the first ever B2FS Female Pro Bantamweight Champion after a 4-round war with Griffin Fisk. The fight ended in TKO on a corner stoppage after Chase demonstrated superior cardio and striking ability over three-plus rounds. Before that, B2FS Ammy Champ and NCAA Div 1 football star Derik Overstreet won his pro debut in impressive fashion with the first-round stoppage. Saturday was huge, and there were too many spectacular highlights to do it justice in a recap. Fans are strongly urged to catch the replay.”

Total ticket sales for B2FS 133 came in at $41,595, which represents a new record night for the Company’s B2 Fighting Series. Tickets for in-person seating at the event totaled over $34,600, while Pay-Per-View sales added nearly $7,000.

Saturday’s success continued the Company’s upward climb in average per-event revenues in place in 2021. It also provided evidence that the B2 Fighting Series brand has outgrown smaller event venues ahead of a busy B2FS schedule this fall.

“It was certainly the right decision to upscale our venue in Birmingham this weekend,” commented Greg P. Bell, CEO of B2Digital. “And we couldn’t have asked for a more exciting night of fights to mark the occasion. This is the type of event that does the heavy lifting in terms of brand value. I’m proud of our technical team, our event staff, and all our fighters. The lights were brighter, the crowd was bigger, and everyone rose to the occasion to make the night a blockbuster success.”

The B2 Fighting Series will be back in action next month in Bowling Green for another pulse-pounding night of Live MMA. For those who missed out on Saturday’s live event in Birmingham, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

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B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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